SOFTNET SYSTEMS, INC.
                                520 Logue Avenue
                            Mountain View, CA 94043



April 7, 1998

Dr. Lawrence B. Brilliant
8 Ralston Avenue
Mill Valley, CA 94941

Dear Larry:

This will confirm your employment as Vice Chairman, President and C.E.O. of SoftNet Systems, Inc. ("Company"), effective April 7, 1998, at an annual salary of $250,000, for a term of three years. You will also be entitled to receive such bonuses as the Compensation Committee establishes from time to time upon reaching targets set by the Board from time to time. You will be entitled to four weeks of paid vacation per year; to participate, on a basis consistent with other senior executive officers of the Company, in benefit programs maintained by the Company from time to time; and to reimbursement of itemized expenses reasonably incurred by you on behalf of the Company.

Your employment hereunder shall terminate upon the earlier of (a) April 7, 2001;
(b) your death; (c) the expiration of a continuous period of 120 days during which you are unable to perform your duties due to physical or mental incapacity; (d) termination by the Company due to either a material breach of this Agreement by you, or for Just Cause; (e) termination by you due to a material breach of this Agreement by the Company or for Good Reason; (f) termination by the Company other than under (d), or (g) termination by you other than under (e). The Company shall be deemed to have materially breached this Agreement if it fails to comply with the first paragraph hereof in a material respect. You shall be deemed to have materially breached this Agreement if you fail to comply with or violate the confidentiality provisions herein. For purposes hereof, "Just Cause" shall be one of the following:

         (i) Your failure or refusal, after notice, to perform specific directives of the Board of Directors which are consistent with the scope and nature of your duties and responsibilities as set forth herein;

         (ii)     Dishonesty if it materially affects the Company;

         (iii) Drunkenness or use of drugs (unless medically prescribed) which interfere with your performance,

         (iv) Conviction of a felony or of any crime involving moral turpitude, fraud, or misrepresentation;

         (v) Gross willful misconduct resulting, in loss to the Company, damage to the Company's reputation or theft; or



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Dr. Lawrence B. Brilliant
Page 2
April 7, 1998


         (vi)     Gross incompetence in the performance of your duties.

For purposes, Section (e), "Good Reason", shall include


         (i) If your health should become impaired to an extent that makes the continued performance of your duties hereunder hazardous to your physical or mental health or your life;

         (ii)     A change in control of the Company (as defined below),

         (iii) Any assignment to Employee of any duties other than those contemplated by, or any limitation of the powers of Employee in any respect not contemplated above; or

         (iv) Failure of the Company to obtain the assumption of the agreement to perform this Agreement by a successor.

For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if
(x) there is a material change in the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise; (y) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Company or any "person" who on the date hereof is a director or officer of the Company, is or becomes a "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, except if such "person" acquires the securities as the result of a financing approved by the Board of Directors, or (z) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty percent of the directors then in office who were directors at the beginning of the period

If your employment is terminated under (b), (c), (e), or (f), you shall be entitled to receive all salary and bonuses accrued through the termination date, plus one year of salary following your termination and a prorated bonus for such period. In addition, if your employment is terminated by either you or the Company for reasons of a sale of the Company or substantially all its assets for a price in excess of $12 per share, or a merger of the Company with another Company with a transaction value in excess of $12 per share, you will receive immediate



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Dr. Lawrence B. Brilliant
April 7, 1998
Page 3

cash payments equal to two years of your then current salary and bonuses, but not less than $500,000. If your employment is terminated for any other reason, you shall receive only all salary and bonus accrued through the termination date.

You shall hold in strictest confidence any and all confidential information that may come into your possession or knowledge concerning the products, services, processes, businesses, suppliers, customers and clients of the Company, but confidential information shall not include information generally available to the public other than as a result of your disclosure thereof.

You agree that from the date hereof through one year after your employment terminates not to solicit for employment any person employed by the Company at any time within one year prior to your solicitation.



Sincerely,

/s/ Ronald I. Simon
----------------------------------------
Ronald I. Simon
Chairman of the Board



ACCEPTED and AGREED to
April 7, 1998

/s/ Lawrence B. Brilliant, M.D.
----------------------------------------
Lawrence B. Brilliant, M.D.